FINAL
Contact:
Tom Grilk
General Counsel
Brooks Automation, Inc.
(978) 262-7655
tom.grilk@brooks.com
Indictment and SEC Complaint Filed Against Former CEO Robert Therrien of Brooks
Automation
Brooks fully cooperating with investigations and not charged in either the SEC complaint or the indictment.
CHELMSFORD, Mass. — July 26, 2007 — Brooks Automation, Inc. (Nasdaq: BRKS) today announced that on July 25, 2007, a criminal indictment was filed in the United States District Court for the District of Massachusetts charging Robert J. Therrien, the former Chief Executive Officer and Chairman of Brooks Automation, with income tax evasion. A separate civil complaint was filed by the Securities and Exchange Commission on July 25, 2007 against Mr. Therrien in the United States District Court for the District of Massachusetts charging him with violations of federal securities laws.
Brooks Automation has been cooperating fully with both the Securities and Exchange Commission and the United States Attorney’s Office for the District of Massachusetts since the outset of their respective investigations. The company intends to continue to cooperate with both of these agencies. Brooks was not charged in either the SEC complaint or the indictment. Neither the SEC nor the United States Attorney’s Office has notified Brooks that it intends to bring criminal or civil charges against Brooks relating to this conduct.
An internal investigation conducted by independent directors of the company and independent outside advisors into Brooks stock option granting practices determined that no one now affiliated with the Company, including current management, was complicit in any intentional wrongdoing. Mr. Therrien retired as CEO of Brooks in 2004 and completed his term as Chairman of the Board in early 2006. On July 31, 2006, Brooks announced the restatement of its financial results for fiscal years 1996-2005 due to errors in its stock option granting practices.
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“Safe Harbor” Statement under Section 21E of the Securities Exchange Act of 1934:
Some statements in this release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Brooks’ financial and business results to differ materially from our expectations. They are based on the facts known to management at the time they are made. These forward-looking statements include statements regarding actions that may be taken by agencies of the United States Government and/or actions that may be taken by the Company in response to or anticipation of actions of agencies of the United Sates Government, as well as actions that may or may not be taken by third parties. As a result we can provide no assurance that future results will not be materially different from those discussed or projected. Brooks expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in our expectations or any change in events, conditions or circumstances on which any such statement is based. Brooks undertakes no obligation to update the information contained in this press release.